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[LOGIX LETTERHEAD]

WILLIAM HOFFMAN, JR.
Vice President
Chief Operating Officer

13439 N. Broadway Extension
Oklahoma, City, OK 73114



October 22, 1998

Geoffrey Boyd
2609 Steeplechase
Edmond, OK 73034

Dear Geoffrey:

It is with great pleasure we offer you the position of Chief Financial Officer of Logix Communications Enterprises (aka Dobson Wireline Company). The initial salary will be payable at $5,208.34 (minus taxes) for 24 pay periods, which will be reviewed in June, 1999, with an expectation of a salary increase to $6,041.67 (minus taxes). In addition, you will receive variable compensation up to $7,812.50 (minus taxes) dependent on your performance as defined by set of objectives agreed to by you, Chip Hoffman, the business plan, and the Board of Directors. The bonus equal to 25% of your quarterly base salary will be paid quarterly, based upon the performance in the previous quarter. Upon acceptance of the CFO position, you will be awarded 210,000 options of the Wireline Co. (.28%) in addition to your current .22% of Dobson Communications Corporation. Each set of options will be governed by their respective Stock Option Plan. After one full year of service, you will be reviewed based upon the 100% attainment of MBO performance and as the board dictates, and if applicable will receive an additional 375,000 options on Wireline Stock. The company will also provide you initiation and monthly dues to Oak Tree Country Club (full membership). This letter does not constitute an offer for permanent employment for a specific period of time.

In the event that your employment with Logix is terminated by Logix, without cause, then your severance will be one years salary and (i) the right to continue your group health care coverage with Logix, at Logix's expense, for one (1) year after termination, (ii) full vesting of any stock options which would have vested through the passage of time by the end of the calendar year during which you were so terminated.

If the terms and conditions of this letter are satisfactory to you, please sign it, thereby signifying your acceptance and indicating the day you expect to begin employment. Then return this letter to the Human Resources Department, 13439 N. Broadway Extension, Oklahoma City, Oklahoma, 73114. Logix Communications is looking forward to you becoming a part of our growing team. If you have any questions, please call me at (405) 391-8500.

Sincerely,

/s/ William J. Hoffman, Jr.

William J. Hoffman, Jr.
Chief Operating Officer


I accept employment with Logix Communications Corporation as set forth above
and expect to start on   11/1/98  .
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/s/ Geoffrey M. Boyd
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Signature